Exhibit 99(c)(14)

Mercury Air Group, Inc.

Comparable Stock-Split Transactions

			Stock Split 1	Ticker			Pink Sheet	LTM		Market Cap
Transaction	Date	Company	Ratio	Pre	Post	Purpose of Stock Split	Quotation	Revenue	EBITDA	At Split	Premium to Fractional Shares

1.	2/1/2005	Fidelity Federal Bancorp	1:30,000	FFED	FFED	Termination of SEC Registration	N/A	$1.5	N/M	$19.9	N/A

2.	1/19/2005	Max & Ermas Restaurants, Inc.	1:200	MAXE	MAXE	Termination of SEC Registration	Possible	183.0	12.0	32.6	22.7% and 21.5% premium to 30 and 60-day averages

3.	1/10/2005	Trek Resources, Inc.	1:100	TREK	TREK.OB	Termination of SEC Registration	N/A	9.6	4.1	6.4	13.9%, 39.7% and 73.6% premiums over 1-day, 90-day, and 1-year

4.	12/22/2004	KS Bancorp, Ltd.	1:200	KSAV	KSAV.OB	Termination of SEC Registration	Possible	11.6	N/M	26.3	17.7% premium over 90-day average closing price

5.	12/8/2004	MAI Systems Corp.	1:150	MAIY	MAIY.OB	Termination of SEC Registration	Possible	19.6	1.5	6.4	11%, 10% and 7% premiums over 30, 60 and 90-day averages

6.	10/12/2004	Spectrum Laboratories, Inc.	1:25,000	SPTM	SPTM.PK	Termination of SEC Registration	N/A	13.3	1.9	12.4	22% premium over price of last trade before announcement

7.	9/30/2004	Giant Group, Ltd.	1:300	GGLT	GGLT.OB	Termination of SEC Registration	N/A	5.3	N/M	5.4	19.4%, 21.7% and 37% premiums to 1-day, 10-day and 5-years

8.	3/5/2004	Steel City Products, Inc.	1:300,000	SCTP	N/A	Termination of SEC Registration	N/A	N/A	N/A	N/A	20% premium to 12-month average

9.	2/26/2004	Big Buck Brewery & Steakhouse, Inc.	1:10	BBUCQ	BBUC.PK	Termination of SEC Registration	Possible	16.4	1.3	0.1	73.5% premium to average price during previous quarter

10.	2/20/2004	Pacific Aerospace & Electronics, Inc.	1:11,000	PARO	N/A	Going Private - GSC Partners	N/A	62.2	(5.0)	3.1	Equal to average of last 10 trading days

11.	1/28/2004	Daleen Technologies, Inc.	1:500	DALN	DALN.OB	Termination of SEC Registration	Possible	18.2	0.2	5.5	37.6% and 87.5% premiums to last 6 months and year

12.	1/9/2004	Safeguard Health Enterprises, Inc.	1:1,500	SFGH	N/A	Termination of SEC Registration	N/A	126.5	7.2	11.7	57.3% premium over prior 12 months